Exhibit 99.1

Newmont Announces Third Quarter Operating and Financial Results

DENVER--(BUSINESS WIRE)--October 28, 2015--Newmont Mining Corporation (NYSE: NEM) (Newmont or the Company) announced third quarter results, including $813 million in operating cash flow, and $758 million in adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)1.

  Net income: Achieved GAAP net income attributable to shareholders from continuing operations of $202 million, or $0.38 per share, compared to $210 million or $0.42 per share in the prior year quarter; adjusted net income2 was $126 million, or $0.23 per share, compared to $249 million or $0.50 per share in the prior year quarter
  Consolidated Adjusted EBITDA: Delivered Adjusted EBITDA of $758 million in the third quarter, compared to $455 million in the prior year quarter
  Consolidated cash flow: Generated cash from continuing operations of $813 million compared to $328 million in the prior year quarter and free cash flow3 from continuing operations of $478 million, compared to $51 million in the prior year quarter
  All-in sustaining costs (AISC)4: Improved gold AISC to $835 per ounce compared with $995 per ounce in the prior year quarter, and copper AISC to $1.54 per pound compared to $6.61 per pound in the prior year quarter
  Costs applicable to sales (CAS): Improved gold CAS to $608 per ounce compared with $705 per ounce in the prior year quarter, and copper CAS to $1.15 per pound compared to $5.73 per pound in the prior year quarter
  Attributable production: Delivered 1.34 million ounces and 48,000 tonnes of attributable gold and copper production, respectively, compared to 1.15 million ounces and 13,000 tonnes, respectively, in the prior year quarter
  Outlook: Improved 2015 cost outlook5 as a result of cost and efficiency improvements, favorable oil prices and Australian dollar exchange rates, and some delayed spend; expect AISC of between $880 and $940 per ounce, and CAS of between $620 and $660 per ounce; attributable gold production maintained at between 4.7 and 5.1 million ounces
  Portfolio: Recently approved Tanami Expansion project reduces Tanami overall costs and improves Tanami production to between 425,000 and 475,000 ounces per year (first five years of expansion)
  Shareholder returns: Maintained third quarter dividend of $0.025 per share6

“We delivered a 16 percent reduction in all-in sustaining costs and generated $758 million in adjusted EBITDA and $478 million in free cash flow – despite lower metal prices – through a sustained focus on improving costs and efficiency. The Cripple Creek & Victor integration process is underway and we are moving forward with our Tanami Expansion project in Australia, which is expected to generate an IRR of more than 35% in the current metal price environment. The project involves building a second decline in the underground mine and incremental capacity in the plant to increase profitable production and extend mine life,” said Gary Goldberg, President and Chief Executive Officer.

_______________________________________

1 Non-GAAP measure. See end of release for reconciliation.
2 Non-GAAP measure. Based on fully diluted shares outstanding. See end of release for reconciliation to net income.
3 Non-GAAP measure. See end of release for reconciliation.
4 Non-GAAP measure. See end of release for reconciliation.
5 Outlook constitutes forward-looking statements, which are subject to risk and uncertainties. See Cautionary Note.
6 Such policy is non-binding. Declaration of future dividends remains subject to approval and discretion of the Board of Directors.

Third Quarter Summary Results

GAAP net income attributable to shareholders from continuing operations was $202 million, or $0.38 per share, compared to $210 million or $0.42 per share a year ago. Adjusted net income was $126 million, or $0.23 per share, down from $249 million or $0.50 per share in the prior year quarter.

Consolidated cash flow from continuing operations was $813 million in the third quarter, compared to $328 million in the prior year quarter, as higher production, sales volumes and cost improvements more than offset the impact of lower metal prices. Free cash flow was $478 million in the third quarter, more than nine times the free cash flow of the prior year quarter.

Gold and copper AISC was $835 per ounce and $1.54 per pound, respectively, compared with $995 per ounce and $6.61 per pound, respectively, in the prior year quarter. Gold and copper CAS were $608 per ounce and $1.15 per pound, respectively, compared with $705 per ounce and $5.73 per pound, respectively, in the third quarter of 2014. Unit costs benefitted from ongoing cost and efficiency improvements, lower fuel prices and favorable Australian dollar exchange rates, and improved sales volumes, particularly at Batu Hijau, Boddington and Tanami.

Revenue totaled $2.0 billion compared to $1.7 billion in the third quarter of 2014 as higher production and sales volumes at Batu Hijau, Boddington and Tanami more than offset lower metal prices. During the third quarter of 2015, Batu Hijau mined higher grade ore and operated and shipped at full capacity. The prior year quarter was impacted by a temporary export ban.

Average net realized gold and copper price was $1,104 per ounce and $1.95 per pound, respectively, compared with $1,270 per ounce and $2.71 per pound, respectively, in the prior year quarter.

Attributable gold production totaled 1.34 million ounces, up 16% from the prior year quarter due to higher production at Batu Hijau, Tanami and Boddington, and the addition of Cripple Creek & Victor. Boddington production benefited from improved mill utilization as a result of Full Potential and higher grades. Tanami production was up from the prior year quarter due to higher grade ore and improved throughput. Including the pending sale of Waihi, Newmont has generated approximately $1.7 billion in fair value asset sales since 2013 while maintaining attributable gold production.

Attributable copper production totaled 48,000 tonnes compared to 13,000 tonnes in the year ago period due to higher grade ore at Batu Hijau.

Capital expenditures for the third quarter were $335 million, including $172 million of sustaining capital. Development capital was higher than the prior year primarily due to the construction of Merian in Suriname and Long Canyon Phase 1 in Nevada. Sustaining capital was lower year to date due to timing and continued cost improvements, resulting in a reduction of the full year forecast spend of about 13%. Long-term sustaining capital guidance remains at between $850 and $950 million.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	% Change	2015	2014	% Change
Attributable Sales (koz, Mlbs)
Attributable gold ounces sold	1,317	1,142	15%	3,668	3,491	5%
Attributable copper pounds sold	98	39	151%	264	110	140%

Average Realized Price ($/oz, $/lb)
Average realized gold price	$1,104	$1,270	(13)%	$1,159	$1,282	(10)%
Average realized copper price	$1.95	$2.71	(28)%	$2.21	$2.75	(20)%

Attributable Production (koz, kt)
North America	434	428	1%	1,216	1,235	(2)%
South America	141	136	4%	411	364	13%
Asia Pacific	572	377	52%	1,558	1,310	19%
Africa	193	213	(9)%	604	675	(11)%
Total Gold	1,340	1,154	16%	3,789	3,584	6%

North America	5	5	-%	16	16	-%
Asia Pacific	43	8	438%	111	42	164%
Total Copper	48	13	269%	127	58	119%

CAS Consolidated ($/oz, $/lb)
North America	$750	$773	(3)%	$734	$760	(3)%
South America	615	507	21%	566	830	(32)%
Asia Pacific	533	913	(42)%	602	814	(26)%
Africa	527	436	21%	488	444	10%
Total Gold	$608	$705	(14)%	$618	$733	(16)%

North America	$1.95	$2.13	(8)%	$1.91	$2.28	(16)%
Asia Pacific	1.08	6.77	(84)%	1.16	4.24	(73)%
Total Copper	$1.15	$5.73	(80)%	$1.22	$3.75	(67)%

AISC Consolidated ($/oz, $/lb)
North America	$955	$1,030	(7)%	$942	$1,007	(6)%
South America	907	778	17%	860	1,159	(26)%
Asia Pacific	661	1,131	(42)%	745	1,002	(26)%
Africa	723	549	32%	688	619	11%
Total Gold	$835	$995	(16)%	$864	$1,031	(16)%

North America	$2.43	$2.73	(11)%	$2.28	$2.83	(19)%
Asia Pacific	1.46	7.68	(81)%	1.55	5.38	(71)%
Total Copper	$1.54	$6.61	(77)%	$1.61	$4.74	(66)%

2015 OUTLOOK

Newmont’s revised 2015 CAS and AISC outlook are down 2% and 4%, respectively, driven by a reduction in Asia Pacific and Africa region costs compared to previous guidance as well as lower than expected inventory costs at CC&V. Asia Pacific costs are lower than previous estimates primarily due to cost and efficiency improvements and some delayed spend, as well as lower oil prices and Australian dollar exchange rates. Africa cost outlook for 2015 is improved mostly due to better than expected power and diesel prices and Full Potential savings.

2015 gold production guidance is unchanged as better than expected production at Boddington and Akyem offset lower production at CC&V due to a slower mill ramp-up. This is not expected to impact long-term production. 2015 outlook for copper production remains unchanged.

The updated 2015 outlook includes reduced capital spending at all regions primarily due to cost savings and some delayed spend, partially offset by additional capital spend for the recently approved Tanami Expansion project.

Newmont will update long-term guidance in conjunction with the investor day to be held December 3, 2015.

Debt – Year-to-date, Newmont has paid $200 million toward its existing term loan and $130 million toward project debt in Ghana and Indonesia. Newmont will continue to analyze opportunities to pay our liabilities in advance, and could potentially repay up to a total of $750 million dollars by year end from cash flow and existing cash balances.

Projects Update

The Turf Vent Shaft is expected to achieve commercial production in the fourth quarter of 2015, adding approximately 100,000 to 150,000 ounces of annual production to Carlin’s Leeville underground mine. The shaft provides ventilation required to increase production and decrease mine costs over the 11 year mine life at Leeville. Total development costs for the project are estimated at between $300 and $350 million with approximately $60 to $70 million spent in 2015.

The Cripple Creek & Victor (CC&V) acquisition closed on August 3, 2015 and successful integration is underway. CC&V is expected to lower Newmont’s overall cost profile with expected cost applicable to sales and all-in sustaining cost to be updated for purchase price allocation later this year. Gold production is expected to average between 350,000 and 400,000 ounces in 2016 and 2017. Total development capital costs to complete the expansion are approximately $200 million, with between $50 and $60 million to be spent in 2015.

Merian is progressing on schedule and below budget. Merian will give Newmont a foothold in a prospective new district with significant upside potential. Gold production is expected to average between 400,000 and 500,000 ounces on a 100 percent basis during the first five years at a cost applicable to sales of $575 to $675 per ounce, and all-in sustaining cost of between $650 and $750 per ounce. Capital costs for the project are estimated at between $600 and $650 million for Newmont’s 75 percent share. Newmont’s capital expenditure is expected to be between $290 million and $330 million in 2015 and between $170 million and $210 million in 2016. The project is scheduled for start-up in the second half of 2016.

Long Canyon Phase 1 is expected to achieve commercial production in the first half of 2017. This first phase of development consists of an open pit mine and heap leach operation with production of between 100,000 and 150,000 ounces per year over an eight year mine life. Estimated average costs applicable to sales are expected to be between $400 and $500 per ounce and all-in sustaining costs of between $500 and $600 per ounce over the life of the mine, in the first quartile for gold production. Total capital costs for the project are estimated at between $250 and $300 million allocated roughly evenly in 2015 and 2016 with minimal spending in 2017.

Tanami Expansion includes constructing a second decline in the mine and building incremental capacity in the plant to increase profitable production and serve as a platform for exploration drilling to support future expansion. The expansion improves Tanami gold production to between 425,000 and 475,000 ounces per year at all-in sustaining costs of between $700 and $750 per ounce (for the first five years of the expansion) and increases mine life by three years. Capital costs for the project are estimated at between $100 and $120 million with about half of the capital spent in 2016 with the remaining allocated between 2015 and 2017. Additional production is expected to come on line in 2017.

The Ahafo Mill Expansion represents additional upside not currently included in 2015 outlook.

The Ahafo Mill Expansion would increase profitable production by 100,000 to 125,000 ounces (first five year average) while lowering costs and off-setting the impacts of lower grades and harder ore. Capital costs are expected to be between $140 and $160 million. The Ahafo Mill Expansion is expected to be reviewed with Subika Underground in mid to late 2016. If approved in 2016, additional production would be expected in 2018.

	Consolidated			Attributable			Consolidated			Consolidated All-in Sustaining			Consolidated Total Capital
2015 Outlook[a]	Production			Production			CAS			Costs[b]			Expenditures
	(kozs, kt)			(kozs, kt)			($/oz, $/lb)			($/oz, $/lb)			($M)
North America
Carlin	850	-	910	850	-	910	$840	-	$900	$1,090	-	$1,170	$250	-	$270
Phoenix[c]	200	-	220	200	-	220	$760	-	$820	$900	-	$960	$20	-	$30
Twin Creeks[d]	410	-	440	410	-	440	$530	-	$570	$700	-	$750	$50	-	$60
CC&Ve	80	-	100	80	-	100	$560	-	$600	$720	-	$760	$50	-	$60
Long Canyon													$130	-	$150
Other North America													$10	-	$20
Total	1,540	-	1,670	1,540	-	1,670	$730	-	$780	$940	-	$1,010	$510	-	$590

South America
Yanacocha[f]	880	-	940	450	-	490	$550	-	$590	$870	-	$930	$90	-	$110
Merian													$400	-	$420
Total	880	-	940	450	-	490	$550	-	$590	$950	-	$1,020	$490	-	$530

Asia Pacific
Boddington	730	-	780	730	-	780	$675	-	$725	$780	-	$830	$55	-	$65
Tanami	410	-	450	410	-	450	$530	-	$570	$750	-	$800	$100	-	$110
Waihi[g]			107			107			$463			$544			$11
Kalgoorlie[h]	310	-	340	310	-	340	$810	-	$870	$930	-	$1,000	$20	-	$30
Other Asia Pacific													$5	-	$10
Batu Hijau[j]	640	-	690	310	-	340	$410	-	$440	$550	-	$580	$80	-	$90
Total	2,180	-	2,370	1,850	-	2,020	$590	-	$630	$740	-	$790	$260	-	$310

Africa
Ahafo	300	-	330	300	-	330	$610	-	$650	$910	-	$980	$80	-	$100
Akyem	450	-	480	450	-	480	$440	-	$470	$590	-	$630	$45	-	$55
Total	750	-	810	750	-	810	$500	-	$550	$740	-	$790	$125	-	$155

Equity Production[i]				110	-	130
Corporate/Other													$30	-	$40
Total Gold	5,350	-	5,790	4,700	-	5,120	$620	-	$660	$880	-	$940	$1,415	-	$1,625

Phoenix	15	-	25	15	-	25	$2.10	-	$2.30	$2.50	-	$2.70
Boddington	25	-	35	25	-	35	$1.70	-	$1.90	$2.10	-	$2.30
Batu Hijau[j]	210	-	230	100	-	120	$1.00	-	$1.20	$1.40	-	$1.60
Total Copper	250	-	290	140	-	180	$1.20	-	$1.40	$1.50	-	$1.70

Consolidated Expense Outlook[k]
General & Administrative	$170	-	$190
Other Expense	$125	-	$150
Interest Expense	$310	-	$330
DD&A	$1,160	-	$1,240
Exploration and Projects	$280	-	$310
Sustaining Capital	$740	-	$780
Tax Rate	33%	-	37%

a2015 Outlook projections used in this release (“Outlook”) are considered “forward-looking statements” and represent management’s good faith estimates or expectations of future production results as of the date hereof. Outlook is based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. For example, 2015 Outlook assumes $1,100/oz Au, $2.50/lb Cu, $0.75 USD/AUD exchange rate and $65/barrel WTI for the remaining period. AISC and CAS cost estimates do not include inflation. Such assumptions may prove to be incorrect and actual results may differ materially from those anticipated. Consequently, Outlook cannot be guaranteed. As such, investors are cautioned not to place undue reliance upon Outlook and forward-looking statements as there can be no assurance that the plans, assumptions or expectations upon which they are placed will occur.
bNon-GAAP measure. All-in sustaining costs as used in the Company’s Outlook is a non-GAAP metric defined as the sum of cost applicable to sales (including all direct and indirect costs related to current gold production incurred to execute on the current mine plan), remediation costs (including operating accretion and amortization of asset retirement costs), G&A, exploration expense, advanced projects and R&D, treatment and refining costs, other expense, net of one-time adjustments and sustaining capital.
cIncludes Lone Tree operations.
dIncludes TRJV operations.
eCC&V 2015 outlook includes 5 months of operations; acquisition closed early August 2015. Investors are cautioned that CC&V outlook remains subject to further review by management as integration continues, and CC&V 2015 CAS and AISC estimates remain subject to various factors, including potential adjustment in connection with purchase price allocation.
fConsolidated production for Yanacocha is presented on a total production basis for the mine site; attributable production represents a 51.35% interest.
gWaihi 2015 outlook assumes divestiture closes on October 30, 2015.
hBoth consolidated and attributable production are shown on a pro-rata basis with a 50% ownership for Kalgoorlie.
iLa Zanja and Duketon are not included in the consolidated figures above; attributable production figures are presented based upon a 46.94% ownership interest at La Zanja and a 19.45% ownership interest in Duketon.
jConsolidated production for Batu Hijau is presented on a total production basis for the mine site; whereas attributable production represents a 48.5% ownership interest in 2015 outlook. Outlook for Batu Hijau remains subject to various factors, including, without limitation, renegotiation of the CoW, issuance of future export approvals, negotiations with the labor union, future in-country smelting availability and regulations relating to export quotas, and certain other factors.
kConsolidated expense outlook is adjusted to exclude extraordinary items. For example, the tax rate outlook above is a consolidated adjusted rate, which assumes the exclusion of certain tax valuation allowance adjustments.

NEWMONT MINING CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited, in millions except per share)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Sales	$2,033	$1,746	$5,913	$5,275

Costs and expenses
Costs applicable to sales (1)	1,133	1,185	3,171	3,328
Depreciation and amortization	331	318	896	922
Reclamation and remediation	25	20	74	61
Exploration	34	44	115	119
Advanced projects, research and development	32	36	93	120
General and administrative	43	45	138	138
Other expense, net	57	63	148	179
	1,655	1,711	4,635	4,867
Other income (expense)
Other income, net	140	79	128	128
Interest expense, net	(81)	(89)	(248)	(276)
	59	(10)	(120)	(148)
Income (loss) before income and mining tax and other items	437	25	1,158	260
Income and mining tax benefit (expense)	(151)	47	(496)	22
Equity income (loss) of affiliates	(18)	—	(34)	2
Income (loss) from continuing operations	268	72	628	284
Income (loss) from discontinued operations	17	3	34	(16)
Net income (loss)	285	75	662	268
Net loss (income) attributable to noncontrolling interests	(66)	138	(188)	225
Net income (loss) attributable to Newmont stockholders	$219	$213	$474	$493

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$202	$210	$440	$509
Discontinued operations	17	3	34	(16)
	$219	$213	$474	$493
Income (loss) per common share
Basic:
Continuing operations	$0.38	$0.42	$0.86	$1.02
Discontinued operations	0.04	0.01	0.07	(0.03)
	$0.42	$0.43	$0.93	$0.99
Diluted:
Continuing operations	$0.38	$0.42	$0.86	$1.02
Discontinued operations	0.04	0.01	0.07	(0.03)
	$0.42	$0.43	$0.93	$0.99

Cash dividends declared per common share	$0.025	$0.025	$0.075	$0.200

(1) Excludes Depreciation and amortization and Reclamation and remediation.

NEWMONT MINING CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited, in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Operating activities:
Net income	$285	$75	$662	$268
Adjustments:
Depreciation and amortization	331	318	896	922
Stock based compensation and other non-cash benefits	18	15	58	42
Reclamation and remediation	23	20	70	61
Loss (income) from discontinued operations	(17)	(3)	(34)	16
Impairment of investments	29	3	102	4
Deferred income taxes	82	(91)	212	(183)
Gain on asset and investment sales, net	(66)	(40)	(109)	(92)
Gain on deconsolidation of TMAC	(76)	—	(76)	—
Other operating adjustments and write-downs	89	252	254	525
Net change in operating assets and liabilities	115	(221)	(153)	(674)
Net cash provided by continuing operations	813	328	1,882	889
Net cash used in discontinued operations	(3)	(4)	(9)	(10)
Net cash provided by operations	810	324	1,873	879
Investing activities:
Additions to property, plant and mine development	(335)	(277)	(941)	(766)
Acquisitions, net	(819)	—	(819)	(28)
Sales of investments	—	—	29	25
Proceeds from sale of other assets	82	115	126	191
Other	(41)	(2)	(47)	(14)
Net cash used in investing activities	(1,113)	(164)	(1,652)	(592)
Financing activities:
Proceeds from debt, net	—	578	—	596
Repayment of debt	(51)	(576)	(332)	(581)
Proceeds from stock issuance, net	—	—	675	—
Sale of noncontrolling interests	—	3	37	71
Funding from noncontrolling interests	27	—	89	—
Acquisition of noncontrolling interests	(2)	(2)	(8)	(6)
Dividends paid to noncontrolling interests	—	—	(3)	(4)
Dividends paid to common stockholders	(15)	(13)	(38)	(102)
Restricted cash and other	2	(16)	(59)	(27)
Net cash provided by (used in) financing activities	(39)	(26)	361	(53)
Effect of exchange rate changes on cash	(2)	(9)	(21)	(11)
Net change in cash and cash equivalents	(344)	125	561	223
Cash and cash equivalents at beginning of period	3,308	1,653	2,403	1,555
Cash and cash equivalents at end of period	$2,964	$1,778	$2,964	$1,778

NEWMONT MINING CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited, in millions)

	At September 30,	December 31,
	2015	2014
ASSETS
Cash and cash equivalents	$2,964	$2,403
Trade receivables	175	186
Other accounts receivables	174	290
Investments	25	73
Inventories	766	700
Stockpiles and ore on leach pads	782	666
Deferred income tax assets	193	240
Other current assets	116	881
Current assets	5,195	5,439
Property, plant and mine development, net	14,335	13,650
Investments	378	334
Stockpiles and ore on leach pads	3,014	2,820
Deferred income tax assets	1,704	1,790
Other long-term assets	928	883
Total assets	$25,554	$24,916

LIABILITIES
Debt	$266	$166
Accounts payable	435	406
Employee-related benefits	254	307
Income and mining taxes	119	74
Other current liabilities	617	1,245
Current liabilities	1,691	2,198
Debt	6,085	6,480
Reclamation and remediation liabilities	1,712	1,606
Deferred income tax liabilities	763	656
Employee-related benefits	419	492
Other long-term liabilities	315	395
Total liabilities	10,985	11,827
Commitments and contingencies

EQUITY
Common stock	846	798
Additional paid-in capital	9,409	8,712
Accumulated other comprehensive income (loss)	(389)	(478)
Retained earnings	1,678	1,242
Newmont stockholders' equity	11,544	10,274
Noncontrolling interests	3,025	2,815
Total equity	14,569	13,089
Total liabilities and equity	$25,554	$24,916

Regional Operating Statistics

	Consolidated gold		Attributable gold
	ounces produced		ounces produced
	(thousands):		(thousands):
	Three Months Ended		Three Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
North America
Carlin	231	236	231	236
Phoenix	53	56	53	56
Twin Creeks	119	89	119	89
La Herradura	—	47	—	47
CC&V	31	—	31	—
	434	428	434	428
South America
Yanacocha	242	250	125	128
Other South America Equity Interests	—	—	16	8
	242	250	141	136
Asia Pacific
Boddington	205	165	205	165
Tanami	126	72	126	72
Waihi	33	39	33	39
Kalgoorlie	89	82	89	82
Batu Hijau	216	2	105	1
Other Asia Pacific Equity Interests	—	—	14	18
	669	360	572	377
Africa
Ahafo	77	107	77	107
Akyem	116	106	116	106
	193	213	193	213
	1,538	1,251	1,340	1,154
Consolidated copper pounds produced (millions):
Phoenix	12	11	12	11
Boddington	21	16	21	16
Batu Hijau	147	7	72	3
	180	34	105	30
Consolidated copper tonnes produced (thousands):
Phoenix	5	5	5	5
Boddington	10	7	10	7
Batu Hijau	67	3	33	1
	82	15	48	13

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles (GAAP). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Our management uses adjusted net income, adjusted net income per diluted share and Adjusted EBITDA as measures of operating performance to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; in communications with the board of directors, stockholders, analysts and investors concerning our financial performance; as useful comparisons to the performance of our competitors; and as metrics of certain management incentive compensation calculations. We believe that adjusted net income, adjusted net income per diluted share and Adjusted EBITDA are used by and are useful to investors and other users of our financial statements in evaluating our operating performance because they provide an additional tool to evaluate our performance without regard to special and non-core items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure. We have provided reconciliations of all non-GAAP measures to their nearest U.S. GAAP measures and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure. These adjustments consist of special items from our U.S. GAAP financial statements as well as other non-core items, such as property, plant and mine development impairments, restructuring costs, gains and losses on sales of asset sales, abnormal production costs and transaction/acquisition costs included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective and involve significant management judgment.

Adjusted net income (loss)

Management of the Company uses Adjusted net income (loss) to evaluate the Company’s operating performance, and for planning and forecasting future business operations. The Company believes the use of Adjusted net income (loss) allows investors and analysts to understand the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the production and sale of minerals, by excluding certain items that have a disproportionate impact on our results for a particular period. The net income (loss) adjustments are presented net of tax generally at Company’s statutory effective tax rate of 35% and net of our partners’ noncontrolling interests when applicable. The corollary impact of the adjustments through the Company’s Valuation allowance is shown separately. The tax valuation allowance adjustment includes items such as foreign tax credits, alternative minimum tax credits, capital losses and disallowed foreign losses. Management’s determination of the components of Adjusted net income (loss) are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net income (loss) attributable to Newmont stockholders	$219	$213	$474	$493
Loss (income) from discontinued operations (1)	(17)	(3)	(34)	16
Impairments and loss provisions (2)	21	5	70	12
Tax valuation allowance	(24)	21	65	(77)
Restructuring and other (3)	7	11	14	18
Acquisition costs (4)	5	—	10	—
Loss (gain) on asset and investment sales (5)	(36)	(17)	(63)	(31)
Abnormal production costs at Batu Hijau (6)	—	19	—	28
Gain on deconsolidation of TMAC (7)	(49)	—	(49)	—
Adjusted net income (loss)	$126	$249	$487	$459

Net income (loss) per share, basic	$0.42	$0.43	$0.93	$0.98
Loss (income) from discontinued operations, net of taxes	(0.04)	(0.01)	(0.07)	0.03
Impairments and loss provisions, net of taxes	0.05	0.01	0.14	0.02
Tax valuation allowance	(0.05)	0.04	0.13	(0.15)
Restructuring and other, net of taxes	0.02	0.02	0.03	0.04
Acquisition costs, net of taxes	0.01	—	0.02	—
Loss (gain) on asset and investment sales, net of taxes	(0.07)	(0.03)	(0.12)	(0.06)
Abnormal production costs at Batu Hijau, net of taxes	—	0.04	—	0.06
Gain on deconsolidation of TMAC, net of taxes	(0.10)	—	(0.10)	—
Adjusted net income (loss) per share, basic	$0.24	$0.50	$0.96	$0.92

Net income (loss) per share, diluted	$0.42	$0.43	$0.93	$0.98
Loss (income) from discontinued operations, net of taxes	(0.04)	(0.01)	(0.07)	0.03
Impairments and loss provisions, net of taxes	0.04	0.01	0.13	0.02
Tax valuation allowance	(0.05)	0.04	0.13	(0.15)
Restructuring and other, net of taxes	0.02	0.02	0.03	0.04
Acquisition costs, net of taxes	0.01	—	0.02	—
Loss (gain) on asset and investment sales, net of taxes	(0.07)	(0.03)	(0.12)	(0.06)
Abnormal production costs at Batu Hijau, net of taxes	—	0.04	—	0.06
Gain on deconsolidation of TMAC, net of taxes	(0.10)	—	(0.10)	—
Adjusted net income (loss) per share, diluted	$0.23	$0.50	$0.95	$0.92

Weighted average common shares (millions):
Basic	529	499	511	499
Diluted	530	500	512	499
(1)	Loss (income) from discontinued operations is presented net of tax $7, $2, $15 and $(7) expense (benefit), respectively.
(2)	Impairments and loss provisions is presented net of tax ($11), ($3), ($38) and ($7) expense (benefit), respectively and amounts attributed to noncontrolling interest income (expense) of $-, $-, $- and ($3), respectively.
(3)	Restructuring and other is presented net of tax ($4), ($7), ($9) and ($11) expense (benefit), respectively and amounts attributed to noncontrolling interest income (expense) of ($1), ($1), ($3) and ($3), respectively.
(4)	Acquisition costs are presented net of tax ($2), $-, ($5) and $- expense (benefit), respectively.
(5)	Loss (gain) on asset and investment sales are presented net of tax $30, $24, $46 and $62 expense (benefit), respectively.
(6)	Abnormal production cost at Batu Hijau is presented net of tax $-, $41, $- and $32 expense (benefit), respectively and amounts attributed to noncontrolling interest income (expense) of $-, $39, $- and $30, respectively.
(7)	Gain on deconsolidation of TMAC is presented net of tax $27, $-, $27, $- expense (benefit), respectively.

Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (Adjusted EBITDA)

We also present adjusted earnings before interest, taxes, depreciation, and amortization (Adjusted EBITDA) as a non-GAAP measure. Management of the Company uses EBITDA and EBITDA adjusted for non-core or certain items that have a disproportionate impact on our results for a particular period (Adjusted EBITDA) as non-GAAP measures to evaluate the Company’s operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be considered an alternative to, net earnings (loss), operating earnings (loss), or cash flow from operations as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of Adjusted EBITDA is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. Management’s determination of the components of Adjusted EBITDA are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to EBITDA and Adjusted EBITDA as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net income (loss) attributable to Newmont stockholders	$219	$213	$474	$493
Net income (loss) attributable to noncontrolling interests	66	(138)	188	(225)
Loss (income) from discontinued operations	(17)	(3)	(34)	16
Equity loss (income) of affiliates	18	—	34	(2)
Income and mining tax expense (benefit)	151	(47)	496	(22)
Depreciation and amortization	331	318	896	922
Interest expense, net	81	89	248	276
EBITDA	$849	$432	$2,302	$1,458
Adjustments:
Impairments and loss provisions	$32	$8	$108	$22
Restructuring and other	12	19	26	32
Acquisitions costs	7	—	15	—
Gain on deconsolidation of TMAC	(76)	—	(76)	—
Loss (gain) on asset and investment sales	(66)	(41)	(109)	(93)
Abnormal production costs at Batu Hijau	—	37	—	53
Adjusted EBITDA	$758	$455	$2,266	$1,472

Free Cash Flow

Free Cash Flow is cash generated from Net cash provided from continuing operations less Additions to property, plant and mine development as presented on the Statement of Cash Flows. To supplement our statements of cash flows presented on a GAAP basis, we use non-GAAP measures of cash flows to analyze cash flows generated from our operations. We believe Free Cash Flow is also useful as one of the bases for comparing our performance with our competitors. The presentation of non-GAAP Free Cash Flow is not meant to be considered in isolation or as an alternative to net income as an indicator of our performance, or as an alternative to cash flows from operating activities as a measure of liquidity. Net cash provided from continuing operations is reconciled to Free Cash Flow as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net cash provided by continuing operations	$813	$328	$1,882	$889
Less: Additions to property, plant and mine development	(335)	(277)	(941)	(766)
Free Cash Flow	$478	$51	$941	$123

Costs applicable to sales per ounce/pound

Costs applicable to sales per ounce/pound are non-GAAP financial measures. These measures are calculated by dividing the costs applicable to sales of gold and copper by gold ounces or copper pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Costs applicable to sales per ounce/pound statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures.

Costs applicable to sales per ounce

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Costs applicable to sales (1)	$940	$893	$2,626	$2,797
Gold sold (thousand ounces)	1,548	1,267	4,252	3,814
Costs applicable to sales per ounce	$608	$705	$618	$733
(1)	Includes by-product credits of $14 and $40 in the third quarter and first nine months of 2015, respectively, and $16 and $54 in the third quarter and first nine months of 2014, respectively.

Costs applicable to sales per pound

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Costs applicable to sales (1)	$193	$292	$545	$531
Copper sold (million pounds)	167	51	445	141
Costs applicable to sales per pound:	$1.15	$5.73	$1.22	$3.75
(1)	Includes by-product credits of $7 and $18 in the third quarter and first nine months of 2015, respectively, and $3 and $12 in the third quarter and first nine months of 2014, respectively.

All-In Sustaining Costs

Newmont has worked to develop a metric that expands on GAAP measures such as cost of goods sold and non-GAAP measures, such as costs applicable to sales per ounce, to provide visibility into the economics of our mining operations related to expenditures, operating performance and the ability to generate cash flow from operations.

Current GAAP-measures used in the mining industry, such as cost of goods sold, do not capture all of the expenditures incurred to discover, develop, and sustain gold production. Therefore, we believe that all-in sustaining costs is a non-GAAP measure that provides additional information to management, investors, and analysts that aid in the understanding of the economics of our operations and performance compared to other producers and in the investor’s visibility by better defining the total costs associated with production.

All-in sustaining cost (AISC) amounts are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks such as in International Financial Reporting Standards (IFRS), or by reflecting the benefit from selling non-gold metals as a reduction to AISC. Differences may also arise related to definitional differences of sustaining versus development capital activities based upon each company’s internal policies.

The following disclosure provides information regarding the adjustments made in determining the all-in sustaining costs measure:

Cost Applicable to Sales - Includes all direct and indirect costs related to current gold production incurred to execute the current mine plan. Costs Applicable to Sales (CAS) includes by-product credits from certain metals obtained during the process of extracting and processing the primary ore-body. CAS is accounted for on an accrual basis and excludes Amortization and Reclamation and remediation, which is consistent with our presentation of CAS on the Statement of Consolidated Income. In determining AISC, only the CAS associated with producing and selling an ounce of gold is included in the measure. Therefore, the amount of gold CAS included in AISC is derived from the CAS presented in the Company’s Statement of Consolidated Income less the amount of CAS attributable to the production of copper at our Phoenix, Boddington and Batu Hijau mines. The copper CAS at those mine sites is disclosed in Note 3 – Segments that accompanies the Consolidated Financial Statements. The allocation of CAS between gold and copper at the Phoenix, Boddington and Batu Hijau mines is based upon the relative sales percentage of copper and gold sold during the period.

Remediation Costs - Includes accretion expense related to asset retirement obligations (ARO) and the amortization of the related Asset Retirement Cost (ARC) for the Company’s operating properties recorded as an ARC asset. Accretion related to ARO and the amortization of the ARC assets for reclamation and remediation do not reflect annual cash outflows but are calculated in accordance with GAAP. The accretion and amortization reflect the periodic costs of reclamation and remediation associated with current gold production and are therefore included in the measure. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix, Boddington and Batu Hijau mines.

Advanced Projects and Exploration - Includes incurred expenses related to projects that are designed to increase or enhance current gold production and gold exploration. We note that as current resources are depleted, exploration and advance projects are necessary for us to replace the depleting reserves or enhance the recovery and processing of the current reserves. As this relates to sustaining our gold production, and is considered a continuing cost of a mining company, these costs are included in the AISC measure. These costs are derived from the Advanced projects, research and development and Exploration amounts presented in the Company’s Statement of Consolidated Income less the amount attributable to the production of copper at our Phoenix, Boddington and Batu Hijau mines. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Batu Hijau, Boddington and Phoenix mines.

General and Administrative - Includes cost related to administrative tasks not directly related to current gold production, but rather related to support our corporate structure and fulfilling our obligations to operate as a public company. Including these expenses in the AISC metric provides visibility of the impact that general and administrative activities have on current operations and profitability on a per ounce basis.

Other Expense, net - Includes costs related to regional administration and community development to support current gold production. We exclude certain exceptional or unusual expenses from Other expense, net, such as restructuring, as these are not indicative to sustaining our current gold operations. Furthermore, this adjustment to Other expense, net is also consistent with the nature of the adjustments made to Net income (loss) as disclosed in the Company’s non-GAAP financial measure Adjusted net income (loss). The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix, Boddington and Batu Hijau mines.

Treatment and Refining Costs - Includes costs paid to smelters for treatment and refining of our concentrates to produce the salable metal. These costs are presented net as a reduction of Sales.

Sustaining Capital - We determined sustaining capital as those capital expenditures that are necessary to maintain current gold production and execute the current mine plan. Capital expenditures to develop new operations, or related to projects at existing operations where these projects will enhance gold production or reserves, are considered development. We determined the breakout of sustaining and development capital costs based on a systematic review of our project portfolio in light of the nature of each project. Sustaining capital costs are relevant to the AISC metric as these are needed to maintain the Company’s current gold operations and provide improved transparency related to our ability to finance these expenditures from current operations. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Batu Hijau, Boddington and Phoenix mines.

			Advanced			Treatment				All-In
	Costs		Projects	General	Other	and		All-In	Ounces	Sustaining
Three Months Ended	Applicable	Remediation	and	and	Expense,	Refining	Sustaining	Sustaining	(000)/Pounds	Costs per
September 30, 2015	to Sales (1)(2)(3)	Costs (4)	Exploration	Administrative	Net (5)	Costs	Capital (6)	Costs	(millions) Sold	oz/lb
GOLD
Carlin	$208	$1	$5	$-	$2	$-	$49	$265	231	$1,147
Phoenix	48	1	-	-	1	3	3	56	59	949
Twin Creeks	66	2	2	-	1	-	7	78	119	655
CC&V (7)	10	1	1	-	-	-	1	13	33	394
Other North America	-	-	7	-	2	-	1	10	-	-
North America	332	5	15	-	6	3	61	422	442	955

Yanacocha	158	24	9	-	7	-	25	223	257	868
Other South America	-	-	10	-	-	-	-	10	-	-
South America	158	24	19	-	7	-	25	233	257	907

Boddington	131	2	-	-	-	5	10	148	208	712
Tanami	54	-	2	-	1	-	18	75	126	595
Waihi	12	1	1	-	-	-	1	15	29	517
Kalgoorlie	68	2	1	-	-	1	3	75	86	872
Batu Hijau	83	3	-	-	3	13	9	111	205	541
Other Asia Pacific	-	-	1	-	6	-	1	8	-	-
Asia Pacific	348	8	5	-	10	19	42	432	654	661

Ahafo	50	1	5	-	2	-	11	69	79	873
Akyem	52	3	2	-	2	-	11	70	116	603
Other Africa	-	-	-	-	2	-	-	2	-	-
Africa	102	4	7	-	6	-	22	141	195	723

Corporate and Other	-	-	18	43	1	-	2	64	-	-
Total Gold	$940	$41	$64	$43	$30	$22	$152	$1,292	1,548	$835

COPPER
Phoenix	$27	$1	$1	$-	$-	$3	$2	$34	14	$2.43
Boddington	33	-	-	-	-	3	3	39	19	2.05
Batu Hijau	133	5	1	-	5	25	15	184	134	1.37
Asia Pacific	166	5	1	-	5	28	18	223	153	1.46
Total Copper	$193	$6	$2	$-	$5	$31	$20	$257	167	$1.54

Consolidated	$1,133	$47	$66	$43	$35	$53	$172	$1,549
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $21.
(3)	Includes stockpile and leach pad inventory adjustments of $35 at Carlin, $7 at Twin Creeks and $20 at Yanacocha.
(4)	Remediation costs include operating accretion of $21 and amortization of asset retirement costs of $26.
(5)	Other expense, net is adjusted for restructuring costs of $12, acquisition costs of $7 and write-downs of $3.
(6)	Excludes development capital expenditures, capitalized interest, and the increase in accrued capital of $163. The following are major development projects: Merian, Turf Vent Shaft, Long Canyon and the CC&V expansion project.
(7)	The Company acquired the CC&V gold mining business on August 3, 2015.

			Advanced			Treatment				All-In
	Costs		Projects	General	Other	and		All-In	Ounces	Sustaining
Three Months Ended	Applicable	Remediation	and	and	Expense,	Refining	Sustaining	Sustaining	(000)/Pounds	Costs per
September 30, 2014	to Sales (1)(2)(3)	Costs (4)	Exploration	Administrative	Net (5)	Costs	Capital (6)	Costs	(millions) Sold	oz/lb
GOLD
Carlin	$206	$1	$5	$-	$2	$-	$41	$255	236	$1,081
Phoenix	47	1	2	-	1	3	4	58	65	892
Twin Creeks	43	1	-	-	1	-	25	70	90	778
La Herradura (7)	44	1	4	-	-	-	6	55	47	1,170
Other North America	-	-	8	-	5	-	-	13	-	-
North America	340	4	19	-	9	3	76	451	438	1,030

Yanacocha	125	21	8	-	7	-	22	183	248	738
Other South America	-	-	9	-	1	-	-	10	-	-
South America	125	21	17	-	8	-	22	193	248	778

Boddington	150	3	-	-	1	1	14	169	161	1,050
Tanami	67	2	4	-	-	-	19	92	78	1,179
Jundee (8)	-	-	-	-	-	-	-	-	1	-
Waihi	20	1	2	-	1	-	-	24	36	667
Kalgoorlie	71	2	1	-	1	1	10	86	81	1,062
Batu Hijau	26	-	-	-	1	3	2	32	9	3,556
Other Asia Pacific	-	-	1	-	9	-	1	11	-	-
Asia Pacific	334	8	8	-	13	5	46	414	366	1,131

Ahafo	56	4	4	-	1	-	8	73	108	676
Akyem	38	1	-	-	1	-	3	43	107	402
Other Africa	-	-	1	-	1	-	-	2	-	-
Africa	94	5	5	-	3	-	11	118	215	549

Corporate and Other	-	-	29	45	2	-	9	85	-	-
Total Gold	$893	$38	$78	$45	$35	$8	$164	$1,261	1,267	$995

COPPER
Phoenix	$25	$-	$2	$-	$-	$1	$2	$30	11	$2.73
Boddington	40	-	-	-	-	6	4	50	17	2.94
Batu Hijau	227	2	-	-	4	10	14	257	23	11.17
Asia Pacific	267	2	-	-	4	16	18	307	40	7.68
Total Copper	$292	$2	$2	$-	$4	$17	$20	$337	51	$6.61

Consolidated	$1,185	$40	$80	$45	$39	$25	$184	$1,598
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $19.
(3)	Includes stockpile and leach pad inventory adjustments of $43 at Carlin, $4 at Phoenix, $3 at Twin Creeks, $9 at Yanacocha, $29 at Boddington and $160 at Batu Hijau.
(4)	Remediation costs include operating accretion of $18 and amortization of asset retirement costs of $22.
(5)	Other expense, net is adjusted for restructuring costs of $19 and write-downs of $5.
(6)	Excludes development capital expenditures, capitalized interest, and the increase in accrued capital of $93. The following are major development projects: Turf Vent Shaft, Merian, Correnso and Conga.
(7)	On October 6, 2014, the Company sold its 44% interest in La Herradura.
(8)	The Jundee mine was sold July 1, 2014.

Conference Call Information

A conference call will be held on Thursday, October 29, 2015 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time); it will also be carried on the Company's website.

Conference Call Details

Dial-In Number 800.857.6428
Intl Dial-In Number 517.623.4916
Leader Meredith Bandy
Passcode Newmont
Replay Number 800.274.8308
Intl Replay Number 203.369.3678
Replay Passcode 2015

Webcast Details

URL: http://event.on24.com/wcc/r/1056541/BDB8FA15E46A9363EE231A4F89962CF8

The third quarter 2015 operations and financial results will be available after the market close on Wednesday October 28, 2015 on the “Investor Relations” section of the Company’s website, www.newmont.com. Additionally, the conference call will be archived for a limited time on the Company’s website.

Investors are reminded to refer to the investor Briefcase on www.newmont.com which contains operating statistics, MD&A and other relevant financial information.

Cautionary Statement Regarding Forward Looking Statements, Including Outlook:

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements may include, without limitation: (i) estimates of future consolidated and attributable production and sales; (ii) estimates of future costs applicable to sales and All-in sustaining costs; (iii) estimates of future consolidated and attributable capital expenditures; (iv) our efforts to continue delivering reduced costs and efficiency; and (v) expectations regarding the development, growth, exploration potential and internal rates of returns of the Company’s projects and investments, including the Turf Vent Shaft, Merian, Cripple Creek and Victor, Long Canyon Phase 1, the Tanami Expansion and the Ahafo Mill Expansion; and (vi) expectations regarding future debt repayments. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s operations and projects being consistent with current expectations and mine plans, including without limitation receipt of export approvals; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to the U.S. dollar, as well as other the exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper and oil; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineralized material estimates; (viii) the acceptable outcome of negotiation of the amendment to the Contract of Work and/or resolution of export issues in Indonesia other assumptions noted herein. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements”. Such risks include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks, community relations, conflict resolution and outcome of projects or oppositions and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the Company’s Form 10-Q, filed on July 23, 2015, with the Securities and Exchange Commission (SEC), as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors' own risk.

Investors are reminded that this news release should be read in conjunction with Newmont’s Third Quarter Form 10-Q expected to be filed on or about October 28, 2015 with the SEC (also available at www.newmont.com).

CONTACT:
Newmont Mining Corporation
Investor Contacts
Meredith Bandy, 303-837-5143
meredith.bandy@newmont.com
or
Matt Eichmann, 303-837-5287
matt.eichmann@newmont.com
or
Media Contact
Omar Jabara, 303-837-5114
omar.jabara@newmont.com